As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EMTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0273300
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
(Address of principal executive offices) (Zip Code)

Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan
(Full title of the Plan)

Dinesh R. Desai
Chief Executive Officer
Emtec, Inc.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
(Name and address of agent for service)

(856) 552-4204
(Telephone number, including area code, of agent for service)

With a copy to:
Stephen M. Leitzell, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania  19104
(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock of Emtec, Inc., par value $0.01 per share (“Common Stock”).	1,143,207	$0.99	$1,131,774.93	$63.16
Total	1,143,207	$0.99	$1,131,774.93	$63.16

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)
A maximum offering price of $0.99 was estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, based upon the average high and low prices of Common Stock on November 4, 2009, as reported on the Over The Counter Bulletin Board.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement registers additional securities of the same class as other securities for which a registration statement on Form S-8 of the Registrant relating to the Plan is effective.  The original registration statement on Form S-8 for the Plan (File No. 333-136355) registered 1,400,000 shares of Common Stock.  This Registration Statement registers an additional 1,143,207 shares of Common Stock under the Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the registration statement on Form S-8 previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 7, 2006 (File No. 333-136355) in connection with the Plan, provided that Item 6 of such registration statement on Form S-8 is not incorporated herein by reference and is hereby replaced in this Registration Statement with Item 6 below.

Item 6. Indemnification of Directors and Officers.

The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s certificate of incorporation and bylaws.  Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Registrant’s certificate of incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended.  DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

The Registrant’s bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended.

The Registrant also maintains director and officer liability insurance on behalf of its directors and officers in the aggregate amount of $5.0 million.  Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 8. Exhibits.

The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

3.1	The Registrant’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 22, 2001).

3.2	The Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 22, 2001).

4.1	Certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on May 22, 2001).

5.1	Opinion of Dechert LLP as to the legality of the securities being registered.

23.1	Consent of Dechert LLP (included in Exhibit 5.1).

23.2	Consent of McGladrey & Pullen, LLP.

24.1	Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1.  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlton, State of New Jersey, on the 9th day of November, 2009.

EMTEC, INC.

By:	/s/ Dinesh R. Desai
Name: Dinesh R. Desai
Title: Chief Executive Officer, President and Chairman

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dinesh R. Desai, his attorney-in-fact and agent, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dinesh R. Desai Dinesh R. Desai	Chief Executive Officer, President and Chairman (principal executive officer)	November 9, 2009

/s/ Gregory P. Chandler Gregory P. Chandler	Chief Financial Officer, Chief Accounting Officer and Director (principal financial officer and principal accounting officer)	November 9, 2009

/s/ Brian McAdams Brian McAdams	Vice Chairman, Director	November 9, 2009

/s/ Gregory L. Cowan Gregory L. Cowan	Director	November 9, 2009

/s/ Keith Grabel Keith Grabel	Director	November 9, 2009

/s/ Robert Mannarino Robert Mannarino	Director	November 9, 2009